Exhibit 99.1

INmune Bio, Inc. Schedules Conference Call to Report 2019 Fourth Quarter and Full Year Financial Results

LA JOLLA, Calif., Feb. 27, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc., an immunotherapy company developing therapies that reprogram the patient’s innate immune system to treat disease, today announced that it will release financial results for its 2019 fourth quarter and year end on Wednesday, March 11, 2020.

The Company will hold a conference call at 11AM Eastern (U.S.) time on March 11, 2020. To participate in the live conference call, please dial 1-877-407-2988 five minutes prior to the scheduled conference call time. International callers should dial 1-201-389-0923.

Participants can also use this link for instant telephone access to the event.

About INmune Bio, Inc.
INmune Bio, Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system. INmune Bio is developing two products platforms that reengineer the patient’s innate immune system’s response to their disease - immune priming platform and DN-TNF platform. The immune priming platform is a Natural Killer (NK) cell therapeutic that primes the patient’s NK cells to attack residual disease – the cause of cancer relapse. The DN-TNF platform includes programs in cancer, neurodegenerative disease and NASH.  INB03 modifies the tumor microenvironment which often cause resistance to immunotherapy, such as anti-PD1 checkpoint inhibitors and trastuzumab.  XPro1595 targets microglial activation, nerve cell death and synaptic dysfunction associated with neurodegenerative disease. LivNate modifies metabolic and immunologic pathology that contributes to the development and progression of NASH.  To learn more, please visit www.inmunebio.com.

Forward-Looking Statements
There is no guarantee that any specific outcome will be achieved.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INBO3, LivNate, INKmune and XPro1595 are starting or still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
James Carbonara, Hayden IR
(646) 755-7412
james@haydenir.com